GIANT CEMENT HOLDING, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 11, 1999

To the Stockholders of
GIANT CEMENT HOLDING, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of GIANT CEMENT HOLDING, INC. (the "Company") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, 17th Floor, New York, New York, on May 11, 1999, at 10:00 a.m. (local time).

         The meeting will be held for the following purposes:

              (1) To elect six directors.

              (2) To ratify  the  appointment of  PricewaterhouseCoopers  L.L.P.
                  as the  Company's  independent
                  auditors for fiscal 1999.

              (3) To transact  such other  business as may properly  come before the Meeting and any adjournment or adjournments thereof.

         A Proxy Statement describing matters to be considered at the Meeting is attached to this Notice. Only stockholders of record at the close of business on March 15, 1999, will be entitled to notice of and to vote at the Meeting.

         You are cordially invited to attend the Meeting.

                                 By Order of the Board of Directors

                                 TERRY L. KINDER
                                 Secretary
Summerville, South Carolina
March 30, 1999

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           GIANT CEMENT HOLDING, INC.

                              320-D Midland Parkway
                        Summerville, South Carolina 29485
                              ---------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 11, 1999
                              ---------------------

                                     GENERAL

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Giant Cement Holding, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Meeting"), and any adjournments thereof. The Meeting is to be held on Tuesday, May 11, 1999, at 10:00 a.m. (local time) at the offices of Proskauer Rose LLP, 1585 Broadway, 23rd Floor, New York, New York. The approximate date of mailing this Proxy Statement and accompanying proxy card to the Company's stockholders is April 14, 1999.

         In an effort to have as large a representation at the Meeting as possible, proxy solicitations may be made personally or by telephone or telegram by officers or employees of the Company, without added compensation, or by The Financial Relations Board, Inc., the Company's investor relations firm, which will not receive a separate fee for any such solicitations. The Company will bear the entire cost of soliciting proxies hereunder and will reimburse brokers, banks and other custodians, nominees and fiduciaries for their expense in sending proxy materials to beneficial owners.

                        RECORD DATE AND VOTING SECURITIES

         Only stockholders of record at the close of business on March 15, 1999 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had outstanding 9,081,167 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles the record holder thereof to one vote on all matters properly coming before the Meeting.

PRINCIPAL HOLDERS

         The following table lists the persons who, to the knowledge of management of the Company, based upon filings with the Securities and Exchange Commission, are the beneficial owners of more than 5% of the outstanding shares of Common Stock:

  Name and Address                          Shares of Common    Percent of Class
of Beneficial Owner                            Stock  (a)

FMR Corp. ("FMR")                            1,396,300(b)             15.4%
  One Financial Center
  Boston, MA 02111

The Prudential Insurance Company of America  1,137,600(c)             12.5%
  ("Prudential")
  751 Broad Street
  Newark, NJ 07102-3777

T. Rowe Price Associates                       887,800(d)              9.8%
  100 E. Pratt Street
  Baltimore, MD 21202

Bankers Trust Corporation                      465,100(e)              5.1%
  130 Liberty Street
  New York, NY 10006

(a) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of such security, or the power to dispose, or to direct the disposition, of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire ownership within 60 days and, generally any securities owned by such person's spouse, children or other relative living in the same house. Unless otherwise indicated, the named persons having sole voting and investment power with respect to the shares held by them.

(b) According to a Schedule 13G filed with the SEC by FMR, FMR, in its capacity as a parent holding company may be deemed to be the beneficial owner of these shares, which are owned by various subsidiaries including: (i) 851,100 shares deemed beneficially owned by Fidelity Management & Research Company, an investment advisor to various investment companies including Fidelity Low Priced Stock Fund (587,100 shares) (ii) 533,700 shares deemed beneficially owned by Fidelity Management Trust Company and (iii) 34,700 shares deemed beneficially owned by Fidelity International Limited. Edward
     C. Johnson 3d, and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 827,900 shares owned by the funds.

(c) According to a Schedule 13G filed with the SEC by Prudential, the shares shown as owned by Prudential are held for the benefit of Prudential's clients and over which Prudential may have direct or indirect voting and/or investment discretion.

(d) According to a Schedule 13G filed with the SEC by T. Rowe Price, these securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 750,000 shares, representing 8.2% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(e) According to a Schedule 13G filed with the SEC by Bankers Trust Corporation, Bankers Trust Corporation, in its capacity as a parent holding company may be deemed to be the beneficial owner of these shares, which are owned by various subsidiaries including: (i) 443,000 deemed beneficially owned by BT Holdings (New York) (ii) 21,400 shares deemed beneficially owned by Bankers Trust Company and (iii) 700 shares deemed beneficially owned by BT Alex. Brown.

                          STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of Common Stock as of the record date of each director of the Company, each executive officer of the Company named in the Summary Compensation Table below and all directors and executive officers as a group.

    Name                            Shares of Common Stock (1)  Percent of Class
    ----                            --------------------------  ----------------
Gary L. Pechota                           256,235(2)                   2.8%
Terry L. Kinder                           171,856(3)                   1.9%
Dean M. Boylan                             52,500(4)                    *
Edward Brodsky                             37,500(5)                    *
Robert L. Jones                            40,500(6)                    *
John Roberts                              106,568(7)                   1.2%
Richard A. Familia                         16,934(8)                    *
All Directors and Executive               682,093(9)                   7.5%
   Officers as a group (seven) persons)
-------------
*Indicates less than one percent

(1) Unless otherwise indicated, the beneficial owner has both sole voting and sole investment power with respect to his shares.

(2) Includes 235,000 shares that Mr. Pechota may purchase under presently exercisable stock options.

(3) Includes 167,500 shares that Mr. Kinder may purchase under presently exercisable stock options.

(4) Includes 37,500 shares that Mr. Boylan may purchase under presently exercisable stock options. Does not include 1,000 shares of Common Stock owned by Mr. Boylan's spouse, as to which shares he disclaims beneficial ownership.

(5) Represents 37,500 shares that Mr. Brodsky may purchase under presently exercisable stock options. Does not include 2,000 shares of Common Stock owned by Mr. Brodsky's spouse, as to which shares Mr. Brodsky disclaims beneficial ownership.

(6) Includes 37,500 shares that Mr. Jones may purchase under presently exercisable stock options.

(7) Includes 10,000 shares that Mr. Roberts may purchase under presently exercisable stock options. Does not include shares owned by Mr. Roberts spouse and adult children, to which he disclaims beneficial ownership. Does not include approximately 37,500 shares contingently issuable to Mr. Roberts or his family under the terms of the Escrow Agreement and the Indemnity Escrow Agreement between the Company and Solite Corporation.

(8) Includes 16,333 shares that Mr. Familia may purchase under presently exercisable stock options.

(9) See Notes (2) through (8) above. This total includes 541,333 shares which such executive officers and directors may acquire upon the exercise of stock options (See "Compensation of Directors"; "Executive Compensation - Stock Options").

                              ELECTION OF DIRECTORS

         At the Meeting, six directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

         The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining original Nominees.

Nominees

         GARY L. PECHOTA (49) has served as Chairman, President, Chief Executive Officer and a director of the Company since its inception in April 1994. Mr. Pechota also has served as President of Giant Cement Company
("Giant") since January 1993, and as President of Keystone Cement Company ("Keystone") since May 1992. Prior to joining Keystone, Mr. Pechota served as President and Chief Executive Officer of Dacotah Cement Company, a state-owned cement company, from January 1982 to May 1992. Mr. Pechota has been employed in the cement industry for over 16 years. Since 1998, he has been a director of Insteel Industries, Inc. (NYSE: III).

         TERRY L. KINDER (40) has served as Vice President, Chief Financial Officer, Secretary, Treasurer and a director of the Company since April 1994 and a director of Giant, Keystone and GRR since June 1989. Mr. Kinder has also served as Vice President, Secretary and Treasurer of Giant Group Ltd. ("GROUP") from June 1986 to September 1994. From June 1989 to December 1992, Mr. Kinder also served as President of Giant, and from June 1989 to August 1992, he served as President of Keystone. Prior to joining GROUP, Mr. Kinder was a Certified Public Accountant with Coopers & Lybrand L.L.P. from January 1980 to June 1986.

         DEAN M. BOYLAN (72) has been a director of the Company since April 1994. He served as a director of GROUP from 1985 to September 1994 and was a director of Keystone from 1976 until January 1985 when it was acquired by GROUP. Mr. Boylan has been an employee and a director of Boston Sand & Gravel Company, Inc., a publicly-held company since prior to 1985 and is presently Vice Chairman.

         EDWARD BRODSKY (69) has been a director of the Company since April 1994. He served as a director of GROUP from 1986 to September 1994. Mr. Brodsky has been a partner at the law firm of Proskauer Rose LLP, New York, New York, which renders legal services to the Company, since August 1992. Prior thereto, he was a partner at the law firm of Spengler Carlson Gubar Brodsky & Frischling, New York, New York, from 1977 to August 1992.

         ROBERT L. JONES (62) has been a director of the Company since April 1994. He served as a director of GROUP from 1984 to September 1994. Mr. Jones has been the Chairman of Davidson-Jones-Beers since February 1995 and prior thereto was the President of Davidson & Jones Corporation - a predecessor holding company located in Raleigh, North Carolina, engaged in general contracting and real estate activities - since prior to 1986. Sinces 1990, he has been a director of Carolina Power & Light Company (New York Stock Exchange).

         JOHN W. ROBERTS (81) has been a director of the Company since May 1998. Mr. Roberts was the founder, and served as Chairman, President and Chief Executive Officer of Solite Corporation for more than 50 years prior to its acquisition by the Company in April 1998.


Information About the Board of Directors and Committees of the Board

         During 1998, the Board of Directors of the Company held five meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the meetings held by all committees of the Board on which he served.

         The Company has a standing Compensation and Stock Option Committee and Audit Committee. The members of each committee are appointed by the Board of Directors to serve until their respective successors are elected and qualified.

         The Audit Committee annually reviews the qualifications of the Company's independent certified public accountants, makes recommendations to the Board of Directors as to the selection of such accountants, reviews the plan, fees and results of the audits performed by such accountants, receives reports from them and meets with their representatives for purposes of reviewing and considering questions relating to their examinations and reports and reviews, either directly or through such accountants, the internal control and accounting procedures of the Company. The members of the Audit Committee are Messrs. Boylan, Brodsky and Jones. The Audit Committee held one meeting during 1998.

         The Compensation and Stock Option Committee, which met twice during 1998, has responsibility for determining the executive compensation and benefit policies and procedures of the Company, administers the Company's 1994 Employee Stock Option Plan. The members of the Compensation and Stock Option Committee are Messrs. Boylan, Brodsky and Jones.

         There is no standing nominating committee or other committee performing similar functions.

Compensation of Directors

         Under the 1994 Directors Stock Option Plan as amended, each non-employee director currently receives an annual grant of options to purchase 10,000 shares of Common Stock. No additional consideration is paid to directors for serving on the Board, meetings or committee participation. The options vest 50% on the date of grant and 50% on the first anniversary of that date and expire five years after the date of grant.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation for the fiscal years ended December 31, 1996, 1997 and 1998 awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers") for services rendered in all capacities.


                           SUMMARY COMPENSATION TABLE

                                                                Other
                                                               Annual
                                                              Compensa-     Restricted     Securities                 Other
                                                               tion        Stock Op-      Underlying       LTIP      Compen-
       Name and Principal                                     Award(s)      tions/SARs    Options/SARs    Payouts    sation
            Position        Year    Salary ($)   Bonus ($)     ($) (1)         (#)             (#)          ($)      ($)(2)
            --------        ----    ----------   ---------     -------         ---             ---          ---      ------

Gary L. Pechota,            1998    286,000     190,000                                       50,000         -        34,593
   Chairman of the Board,   1997    275,000     180,000         -              -              40,000         -        38,922
   President and Chief      1996    260,000     160,000         -              -              20,000         -        37,514
   Executive Officer
Terry L. Kinder,            1998    171,600     100,000                                       35,000         -        22,560
   Vice President,          1997    165,000      95,000         -              -              30,000         -        25,681
   Chief Financial Officer  1996    156,000      80,000         -              -              10,000         -        28,314
   and Treasurer
Rich Familia,               1998    137,000      19,250         -                              5,000         -        12,697
   Vice President of        1997    118,000      18,000         -              -               3,500         -        14,584
   Environmental Affairs    1996    112,300      16,500                        -               2,000         -        15,333

(1) The Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each of the Named Executive Officers during such fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.
(2) Represents amounts contributed by the Company to the Named Executive Officers pursuant to the Company's Profit Sharing Plans and Special Retirement Agreements (See Employment Agreements).

STOCK OPTIONS

         The following table contains information concerning the grant of stock options to the Chief Executive Officer of the Company and the Named Executive Officers for 1998.

                        Option Grants in Last Fiscal Year

                    Options  % of  Exercise Expiration      Potential Value (3)
      Name          Granted Total  Price    Date(2)         5%             10%
     ----           ------- -----  -----    -------         --             ---
Gary L. Pechota     50,000  27.5   22.13    2/02/03   $   306,000  $    676,000

Terry L. Kinder     35,000  19.2   22.13    2/02/03   $   214,000  $    473,000

Richard A. Familia   5,000   2.7   22.13    2/05/18   $    31,000  $     68,000

All Stockholders (1)   N/A   N/A     N/A        N/A   $56,193,000  $124,173,000

(1) The potential realizable gain to all stockholders (based on 9,190,767 shares outstanding at December 31, 1998, an assumed market value of $22.13 per share and assumed appreciation rates of 5% and 10%, over a period of five years), is provided as a comparison to the potential gain realized by the named executive officers at the same assumed rates of stock appreciation.
(2) One-half of these options vested on February 3, 1998 and one-half vested on February 3, 1999.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to expiration of their term, assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on the rules of the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that amounts reflected will be received by the option holder.

Option Exercises and Holdings

         The following table sets forth information with respect to the Chief Executive Officer of the Company and the Named Executive Officers concerning unexercised options held at December 31, 1998.

     Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

                                    Number of Options     Value of Unexercised
                  Shares     Value    Exercisable/        In-The-Money-Options
    Name          Acquired  Realized  Unexercisable    Exercisable/Unexercisable
    ----          --------  --------  -------------    -------------------------
Gary L. Pechota       -0-      -0-    185,000/25,000    $1,748,000      $66,000
Terry L. Kinder       -0-      -0-    132,500/17,500    $1,243,000      $46,000
Richard A. Familia    -0-      -0-      14,667/3,333    $  141,000      $ 9,000


Employment Agreements

         Messrs. Pechota, Kinder and Familia are employed by the Company pursuant to employment agreements (the "Employment Agreements"), which commenced on July 30, 1997, except Mr. Familia's agreement which commenced on October 30, 1997, and expire December 31, 2000. Each Employment Agreement is automatically renewed for additional one year terms subject to earlier termination by either the Company or the respective employee. Mr. Pechota, Mr. Kinder and Mr. Familia are compensated at an annual base salary of $275,000, $165,000 and $118,000, respectively, during the term of their Employment Agreements, subject to annual increases and/or bonuses as determined by the Compensation and Stock Option Committee. Each of them has agreed not to compete with the Company for a period of one year following the termination of his Employment Agreement other than by the Company without cause or by the employee for good reason, as defined, or as otherwise provided.

         Commencing with fiscal year 1996, the Company's Board approved Special Retirement Agreements ("SRA'S") for certain employees participating in the Company's Profit Sharing Plans and salaried Retirement Plans. Pursuant to the Internal Revenue Code, the Internal Revenue Service sets limit (currently $160,000) on the amount of annual compensation which Plans or the employees benefit under the Retirement Plans. The SRA's establish balances for each participant in an amount equal to that required to provide the actuarial equivalent benefit, as the Internal Revenue Service limitations did not apply.

Retirement Plans

         The Company has two retirement plans (the "Retirement Plans") for salaried employees under which a salaried employee (but not a director as such) who retires at age 65 or thereafter, or an employee who retires prior to reaching age 65 but after age 55 and who has completed ten or more years of continuous service at retirement, may be eligible at retirement to receive during his lifetime an annual pension equal to the sum of the following:

                  (a) for each  eligible  year  beginning on or after October 1,
                      1989, 1-1/4% of the salaried employee's annual base wages (subject to certain limitations) from the Company, plus 1/4% of such salary in excess of Social Security Covered Compensation, plus
                  (b) for the period October 1, 1987, to October 1, 1989, 1-1/4%
                      of the salaried employee's annual base wages (subject to certain limitations) from the Company, plus 1/4% of such salary in excess of the Social Security Wage Base; plus
                  (c) for each eligible year beginning prior to October 1, 1987,
                      1-1/2% of the first $15,000 of salary and 1% of such base wages over $15,000 (using annual rate of salary as of October 1, 1987, for years before 1987) for each year of service after the employee's first year of service after the employee attains the age of 21. For the Named Executive Officers, annual base wage would be the amount shown as salary in the Summary Compensation Table (subject to certain limitations). The amount of benefits payable to each recipient is not reduced by the amount of Social Security benefits payable to such recipient. For purposes of illustration, pensions estimated to be payable upon retirement at normal retirement age under the Retirement Plans to persons in specified salary classifications are shown in the following table:

              Annual Pension Based on Specified Years of Employment
                          Assuming Retirement at Age 65
      Current Salary (1)       10 Years     20 Years    30 Years    40 Years
      ------------------       --------     --------    --------    --------
      $   5,000                $    650     $ 1,300     $ 2,000     $ 2,650
         10,000                   1,300       2,650       3,950       5,300
         20,000                   2,500       5,000       7,550      10,050
         40,000                   4,350       8,700      13,000      17,300
         50,000                   5,300      10,500      15,700      20,900
         96,000                   9,850      19,150      28,450      37,750
        125,000                  12,700      24,600      36,450      48,350
        150,000                  15,200      29,300      42,400      57,500

(1)  A  retrospective  salary  scale  of  6%  has  been  assumed.   Current  IRS
     Regulations limit eligible compensation for qualified defined benefit plans to $160,000 per annum.

     These benefits are expressed in terms of life annuities. In general, benefits will be paid in the form of joint and 50% survivor benefits to the employee and his or her spouse unless elections are made to the contrary.

     The maximum annual pension payable under the Retirement Plans to a retired employee is $130,000. Messrs. Pechota, Kinder and Familia have six, twelve and six years, respectively, of credited service under the Retirement Plans.


Compensation and Stock Option Committee Report on Executive Compensation

         The Compensation and Stock Option Committee of the Board of Directors consist of Dean M. Boylan, Edward Brodsky and Robert L. Jones. Mr. Brodsky is a partner of the law firm of Proskauer Rose LLP, which provides legal services to the Company.

         The Compensation and Stock Option Committee is responsible for developing and making recommendations to the Company with respect to executive compensation policies addressing such matters as salaries, bonuses, incentive plans, benefits and overall compensation. The Committee, subject to the terms of his Employment Agreement, determines the compensation to be paid to the Chief Executive Officer, and in consultation with the Chief Executive Officer, determines compensation of each of the other executive officers of the Company.

         The objectives of the Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain competent personnel.

         The only salaried executive officers of the Company are Gary Pechota, Chief Executive Officer, Chairman of the Board and President, Terry L. Kinder, Vice President and Chief Financial Officer, Secretary and Treasurer and Richard Familia, Vice President of Environmental Affairs.

         The Company's compensation program for executive officers consists of three key elements: a base salary, a discretionary annual bonus and periodic grants of stock options. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of stockholders. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk: the variable annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the executive officer to Company performance) and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders).

         In evaluating executive officer compensation, the Compensation and Stock Option Committee considers the executive officer's length of service to the Company, the Company's performance, including its financial condition, net income and net income per share, the executive officer's performance and the range of compensation of executive officers with similar responsibilities in comparable companies, including those companies in the peer group used to construct the Company's stock price performance graph, but assigns no particular weight to any of these factors.

         The Chief Executive Officer's base salary is established under his Employment Contract. The Compensation and Stock Option Committee determined the amount of his bonus for 1998 and the number of options he has been granted based on an evaluation of the factors described above and, with respect to the number of options, the relationship of the number of options granted to him to the number of options available under the Employee Plan and the number of options granted to subordinate executive officers and other employees of the Company.

                              Compensation and Stock Option Committee:

                              Dean M. Boylan
                              Edward Brodsky
                              Robert L. Jones

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


                             STOCK PRICE PERFORMANCE

         The following graph compares the cumulative total return to stockholders of the Company from the date its Common Stock commenced trading on the Nasdaq Stock Market's National Market to December 31, 1998, to the cumulative total returns on the Russell 2000 Index, the S&P 500 Index and the securities of a Peer Group made up of Centex Construction Products, Lafarge Corporation, Lone Star Industries, Southdown, Inc. and Texas Industries, Inc. Based upon the Company's total market capitalization of approximately $168 million on March 15, 1999, the Company believes that the Russell 2000 Index is a more appropriate benchmark than the S&P 500 Index, which has historically been presented in this section of the Company's Proxy Statement. Under the rules of the SEC, this graph is not deemed "soliciting material" and is not incorporated by reference in any filings with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.


                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG GIANT CEMENT HOLDING, INC., RUSSELL 2000 INDEX,
                      S&P 500 INDEX AND A PEER GROUP INDEX

                         9/30/94 12/31/94 12/31/95  12/31/96 12/31/97  12/31/98
Giant Cement Holding, Inc.100.00   84.82    82.14    115.18    165.18   176.79
Peer Group                100.00   90.31   110.50    131.19    214.18   247.34
S&P 500 Index             100.00   99.98   137.56    169.15    225.58   290.04
Russell 2000 Index        100.00   98.14   126.05    146.98    179.81   174.77

      ASSUMES $100 INVESTED ON SEP. 30, 1994, ASSUMES DIVIDENDS REINVESTED,
                        FISCAL YEAR ENDING DEC. 31, 1998


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Edward Brodsky, a director of the Company and the Chairman of the Compensation and Stock Option Committee, is a senior partner in the law firm of Proskauer Rose LLP, which received $408,884 from the Company for rendering legal services to the Company during 1998.

                       EMPLOYMENT OF INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as independent auditors to examine the consolidated financial statements of the Company for the year 1999.

         A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the Meeting to respond to appropriate questions, and such representative will have the opportunity to make a statement if he or she desires to do so.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement on form of proxy no later than November 24, 1999.

                                VOTING PROCEDURES

         At the Meeting, stockholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed and returned to the Company, at or before, the Meeting. If no instructions are specified in the proxy with respect to any proposal, the shares represented thereby will be voted for the nominees for the Board of Directors listed in this Proxy Statement and for the ratification of PricewaterhouseCoopers as the Company's independent auditors for fiscal 1999. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted in accordance with the best judgment of the persons voting this proxy.

         A proxy may be revoked at any time prior to it being voted at the Meeting by delivering to the Secretary of the Company a signed writing revoking the proxy or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. The mere presence at the Meeting of a person appointing a proxy does not revoke the appointment. All executed proxies not revoked will be voted at the Meeting in accordance with the instructions contained therein.

         A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum. The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of election appointed by the Company. The five nominees for directors of the Company who receive the greatest number of votes cast will be elected directors of the company. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Meeting is required to ratify the appointment of the independent auditors.

         Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), or the ratification of the selection of independent public accountants (Proposal 2).

                                 OTHER BUSINESS

         The Board of Directors does not know of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment. Stockholders that wish to submit proposals for consideration at the Company's 2000 annual meeting without including them in the Company's proxy statement for that meeting must notify the company of their intentions by March 1, 2000. If they do not, the persons named in the Company's proxy may exercise their discretionary authority to vote on these proposals.

         The Company's 1998 Annual Report to Stockholders is being furnished with this Proxy Statement. Reference is made to such Annual Report for financial information of the Company.

         Upon the written request of any stockholder of record as of March 16, 1999, a copy of the Company's 1998 Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits) will be provided without charge. Requests should be directed to: Terry L. Kinder, Secretary, Giant Cement Holding, Inc., 320-D Midland Parkway, Summerville, SC 29485.




                                    By Order of the Board of Directors
                                    TERRY L. KINDER
                                    Secretary

Summerville, South Carolina
March 24, 1999

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